                              IMO INDUSTRIES INC.
                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 24, 1994

   To the Stockholders of Imo Industries Inc.:

       The Annual Meeting of Stockholders of Imo Industries Inc. (the "Company") will be held at 10 a.m., local time, on Tuesday, May 24, 1994 at the offices of Duane, Morris & Heckscher, 1650 Market Street, 42nd Floor, Philadelphia, Pennsylvania 19103, for the following purposes:

           1. To elect two Class II directors to serve until the expiration of their three-year terms and until their successors are elected;

           2. To consider and vote upon the election of Ernst & Young as auditors for the Company for its 1994 fiscal year; and

           3. To consider such other matters as may properly come before the Annual Meeting and any adjournment thereof.

       The Board of Directors has fixed the close of business on April 6, 1994 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting.

       A copy of the Company's Annual Report for its fiscal year ended December 31, 1993 is being mailed to stockholders together with this Notice.

       Whether or not you expect to attend the Annual Meeting in person, please fill in, sign and return the enclosed form of proxy in the envelope provided.

                                         By Order of the Board of Directors,





                                         /s/ THOMAS J. BIRD
                                         ------------------------------
                                         THOMAS J. BIRD,
                                         Senior Vice President,
                                         General Counsel and Secretary

   April 18, 1994
   Lawrenceville, New Jersey

                              IMO INDUSTRIES INC.
                                   ----------

       This Proxy Statement and the accompanying form of proxy, which are first being mailed to stockholders on or about April 18, 1994, are furnished in connection with the solicitation by the Board of Directors of Imo Industries Inc. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10 a.m., local time, on Tuesday, May 24, 1994 and at any adjournment thereof, at the offices of Duane, Morris & Heckscher, 1650 Market Street, 42nd Floor, Philadelphia, Pennsylvania 19103. The Company's principal executive offices are located at 3450 Princeton Pike, Lawrenceville, New Jersey 08648.

       Shares represented by proxies in the accompanying form, if properly signed and returned, will be voted in accordance with the specifications made thereon by the stockholders. Any proxy not specifying to the contrary will be voted for the election of the nominees for directors named below and in favor of the adoption of proposal 2 referred to in the Notice of Annual Meeting. A stockholder who signs and returns a proxy in the accompanying form may revoke it at any time before it is voted by giving written notice thereof to the Secretary of the Company.

       As of the close of business on April 6, 1994, the Company had outstanding 16,911,270 shares of Common Stock, $1.00 par value. A majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting.

       Only holders of Common Stock of record at the close of business on April 6, 1994 will be entitled to notice of and to vote at the Annual Meeting. Each holder of shares of Common Stock will have the right to one vote for each share standing in such holder's name on the books of the Company as of the close of business on the record date. Cumulative voting rights do not exist with respect to the election of directors. The two nominees for Class II director receiving the highest number of votes cast at the Annual Meeting will be elected. With respect to the election of directors, shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and as to which the broker or nominee does not have discretionary voting power, i.e., broker non-votes, and abstentions will not have any effect inasmuch as they will not represent votes cast at the Annual Meeting for the purpose of electing directors.

       Participants in the Company's Employees Stock Savings Plan will receive one proxy card with respect to all holdings registered in a similar manner. Accordingly, the executed proxy card also will provide instructions to the trustees of the Company's Employees Stock Savings Plan as to the voting of shares held in such plan. Shares of such plan for which voting instructions have not been received by the trustee will be voted by the trustee in the same proportion as shares for which voting instructions have been received.

       The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. Such solicitation will be made by mail and may also be made on behalf of the Company by the Company's regular officers and employees in person or by telephone or other means of communication. Georgeson & Company Inc. has been retained by the Company to assist in the solicitation of proxies at a fee, including expenses, of approximately $12,500. The Company, upon request therefor, will reimburse brokers or persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy material to beneficial owners.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

   Certain Beneficial Owners

       The following table sets forth, as of February 28, 1994, the amount and percentage of the Company's Common Stock beneficially owned by each person who is known to the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock.

                                                                      Shares       Percentage of
                             Name and                              Beneficially     Outstanding
                             Address                                  Owned        Common Stock
   ---------------------------------------------------------------------------------------------
   State of Wisconsin .........................................     1,666,700          9.9%
   Investment Board
   P.O. Box 7842
   Madison, Wisconsin 53707

   The Prudential Insurance Company of America ................     1,040,590(1)       6.1%
   751 Broad Street
   Newark, New Jersey 07102-3777

   C.S. McKee & Co. ...........................................       898,500          5.3%
   1 Gateway Center
   Pittsburgh, Pennsylvania 15222

         ----------
   (1) Of these shares, 200,000 shares are purchasable upon exercise of a currently exercisable warrant.

   Ownership by Directors and Executive Officers

       The following table sets forth the amount and percentage of the Company's outstanding Common Stock beneficially owned on February 28, 1994 by each director, nominee for director and executive officer named in the Summary Compensation Table below and by all directors and executive officers as a group.

                                                            Shares        Percentage of
                   Name of Individual                    Beneficially      Outstanding
                  or Identity of Group                     Owned(1)      Common Stock(2)
    ------------------------------------------------------------------------------------
   William J. Holcombe...............................      256,844(3)         1.5%
   Donald K. Farrar..................................      150,623(4)           -
   Stephen F. Agocs..................................       68,627(5)           -
   James B. Edwards..................................       81,000(6)           -
   J. Spencer Gould..................................      102,200(7)           -
   Richard J. Grosh..................................       80,856(8)           -
   Carter P. Thacher.................................      105,000(6)           -
   Arthur E. Van Leuven..............................       36,000(9)           -
   J. Dwayne Attaway.................................       25,040(10)          -
   William M. Brown..................................        2,319(11)          -
   John J. Carr......................................       55,692(12)          -
   All directors and executive officers as a group
     (17 persons)....................................      974,210(13)        5.6%

   ----------
    (1) Information furnished by the directors and executive officers. Unless otherwise indicated, such persons have sole voting and sole investment power with respect to these shares.

    (2) Less than 1% unless otherwise indicated.

    (3) This total includes 150,000 shares as to which Mr. Holcombe holds currently exercisable options to acquire under the Company's Equity Incentive Plan for Key Employees.

    (4) This total includes 30,000 shares owned by Mr. Farrar pursuant to a restricted stock award under the Company's Equity Incentive Plan for Key Employees and 623 shares owned by Mr. Farrar through the Company's Employees Stock Savings Plan.

    (5) This total includes 20,000 shares as to which Mr. Agocs holds currently exercisable options to acquire under the Company's Equity Incentive Plan for Key Employees.

    (6) This total includes 80,000 shares as to which the named individual holds currently exercisable options to acquire under the Company's Equity Incentive Plan for Outside Directors.

    (7) This total includes 80,000 shares as to which Mr. Gould holds currently exercisable options to acquire under the Company's Equity Incentive Plan for Outside Directors. This total also includes 200 shares that are held by Mr. Gould's wife, and Mr. Gould disclaims beneficial ownership of these shares.

    (8) This total includes 80,000 shares as to which Dr. Grosh holds currently exercisable options to acquire under the Company's Equity Incentive Plan for Outside Directors. This total also includes 400 shares that are held by Dr. Grosh's wife, and Dr. Grosh disclaims beneficial ownership of these shares.

    (9) This total includes 30,000 shares as to which Mr. Van Leuven holds currently exercisable options to acquire under the Company's Equity Incentive Plan for Outside Directors and 6,000 shares held by a trust of which Mr. Van Leuven is trustee and settlor.

   (10) This total includes 4,540 shares owned by Mr. Attaway through the Company's Employees Stock Savings Plan.

   (11) This total includes 2,319 shares owned by Mr. Brown through the Company's Employees Stock Savings Plan.

   (12) This total includes 40,000 shares as to which Mr. Carr holds currently exercisable options to acquire under the Company's Equity Incentive Plan for Key Employees and 3,592 shares owned by Mr. Carr through the Company's Employees Stock Savings Plan.

   (13) This total includes the shares purchasable upon the exercise of the options referred to in footnotes (3) through (9) and (12) above.

   Compliance with Section 16(a) of the Exchange Act

       Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no year-end reports on Forms 5 under Section 16(a) were required for those persons, the Company believes that, during the period January 1, 1993 through December 31, 1993, all filing requirements applicable to its officers and directors were complied with, except that Gary Walker, an executive officer, amended his initial Form 3 report in order to report the holding of an option grant that had been inadvertently omitted from the Form 3 report when it was originally filed.

                             ELECTION OF DIRECTORS

       The Board of Directors currently consists of eight members. The Board of Directors is divided into three classes, with one class of directors elected each year for a three-year term. The current three-year terms of the Class I, II and III directors expire in the years 1996, 1994 and 1995, respectively.

       Two Class II directors are to be elected at the Annual Meeting. The Class II directors will serve for a term of three years and until their successors have been duly elected. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the nominees named below.

       Under the Company's By-Laws, no stockholder may nominate a candidate for election as a director unless information concerning such candidate equivalent to the information contained herein about the Board of Directors' nominees has been submitted to the Board of Directors at least 45 days before the date of the meeting of stockholders for the election of directors at which such nomination is proposed to be made. If any nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe the nominees named will be unable to serve if elected. Any vacancy occurring on the Board of Directors for any reason may be filled by a majority of the directors then in office until the expiration of the term of the class of directors in which the vacancy exists.

       The names of the nominees for Class II directors and the Class I and Class III directors who will continue in office after the Annual Meeting until the expiration of their respective terms, together with certain information regarding them, are as follows:


                                                        Principal                 Director     Year Term
                Name                 Age                Occupation                 Since      Will Expire
- ---------------------------------------------------------------------------------------------------------
                                            Nominees for Class II Directors

   James B. Edwards..............    66     President of the Medical                1986         1997*
                                            University of South Carolina

   Carter P. Thacher.............    67     Chairman of Wilbur-Ellis Company        1986         1997*
   ----------
   * If elected at the Annual Meeting.


                                                           Principal                    Director     Year Term
                Name                 Age                   Occupation                    Since      Will Expire
- ---------------------------------------------------------------------------------------------------------------
                                             Directors Continuing in Office
   Class I Directors


   J. Spencer Gould..............    71     Retired; formerly Vice President,             1986         1996
                                            Finance and Chief Financial Officer of
                                            The Stanley Works

   Richard J. Grosh..............    66     Independent consultant; formerly              1987         1996
                                            Chairman and Chief Executive Officer of
                                            Ranco, Inc.

   Arthur E. Van Leuven..........    68     Retired; formerly Chairman and Chief          1990         1996
                                            Executive Officer of Transamerica
                                            Finance Group, Inc. and Executive Vice
                                            President of Transamerica Corporation

   Class III Directors


   William J. Holcombe...........    68     Chairman of the Board of Directors of         1986         1995
                                            the Company

   Stephen F. Agocs..............    65     Retired; formerly Executive Vice              1986         1994*
                                            President of the Company

   Donald K. Farrar .............    55     Chief Executive Officer and President of      1993         1995
                                            the Company


- ----------
   * Pursuant to provisions of the Company's By-laws relating to directors who are former employees of the Company, Mr. Agoc's term as director will expire on December 31, 1994.

       William J. Holcombe was appointed Chairman of the Board and Chief Executive Officer of the Company in September 1986 and President in 1987. Mr. Holcombe served as the Company's Chairman of the Board of Directors and Chief Executive Officer from September 1986 until May 5, 1992 and as an officer and Chairman of the Board of Directors until October 1, 1992, when he retired. After his retirement, Mr. Holcombe continued as a director of the Company and as Chairman of the Board of Directors. At the request of the Board, he returned as the Chief Executive Officer and President and as a full-time employee on December 15, 1992. Effective September 13, 1993, he resigned from his positions as an officer of the Company, and on November 1, 1993, he again retired. Mr. Holcombe also served the Company from 1972 to 1975 as Chairman of the Board. From 1975 to August 1986, Mr. Holcombe served as chief executive officer and a director of Teton Inc., a manufacturer of machinery components headquartered in Santa Fe Springs, California. Mr. Holcombe is a director of Wilbur-Ellis Company, an export/import company based in San Francisco, California, the principal business of which is the domestic sale and distribution of agricultural chemical products. See "Executive Compensation - Employment Agreements" with respect to consulting agreement provisions relating to his position as director.

       Donald K. Farrar has served as the Chief Executive Officer and President of the Company since September 1993. From 1985 until December 1989, Mr. Farrar served as Senior Executive Vice President, Operations and a director of Textron, Inc. Prior thereto, he served in various positions, including President, Chief Operating Officer and a director of the Avco Corporation group of companies until its 1985 acquisition by Textron. From January 1990 until joining the Company, Mr. Farrar was a private investor.

       Stephen F. Agocs served the Company as Vice President, General Counsel and Secretary from 1970 to 1987, when he became Executive Vice President, General Counsel and Secretary of the Company. Mr. Agocs retired as an employee of the Company on June 1, 1992. After his retirement, Mr. Agocs continued as a director of the Company. At the request of the Board, he returned as an Executive Vice President and as a full-time employee from December 15, 1992 until January 1, 1994, when he again retired.

       James B. Edwards is the President of the Medical University of South Carolina located in Charleston, South Carolina. Prior to assuming this position in November 1982, Dr. Edwards served as Governor of the State of South Carolina from January 1975 through January 1979. From February 1979 through December 1981, Dr. Edwards was in private practice as a maxiofacial surgeon. In January 1981, Dr. Edwards was named United States Secretary of Energy and held that position until November 1982. Dr. Edwards serves as a director of South Carolina National Bank, South Carolina National Corporation, Phillips Petroleum Company, Brendle's Inc., SCANA Corporation, Encyclopaedia Britannica, Inc., Chemical Waste Management, Inc., National Data Corporation and Communications Satellite Corporation.

       J. Spencer Gould is retired. From May 1982 to November 1987 Mr. Gould was Vice President, Finance and Chief Financial Officer of The Stanley Works, a manufacturer of tools, hardware and related products, based in New Britain, Connecticut. From 1957 through April 1982, Mr. Gould was a senior partner with Arthur Young & Company. Mr. Gould serves as a director of Arrow Electronics, Inc.

       Richard J. Grosh is an independent consultant. From 1976 to 1987 he served as Chairman and Chief Executive Officer of Ranco, Inc., a manufacturer of automated controls located in Columbus, Ohio.

       Carter P. Thacher is the Chairman of Wilbur-Ellis Company, an export/import company based in San Francisco, California, the principal business of which is the domestic sale and distribution of agricultural chemical products. Mr. Thacher has served in this position since January 1967, and from January 1967 to December 1988 he also served as Chief Executive Officer.

       Arthur E. Van Leuven is retired. From 1977 to 1990 Mr. Van Leuven served as Chairman and Chief Executive Officer of Transamerica Finance Group, Inc., and from 1984 to 1990 he was additionally an Executive Vice President and a director of Transamerica Corporation, an insurance and financial service company based in San Francisco, California. From 1992 to 1993, Mr. Van Leuven served as the Chairman and President of IGYS Systems, Inc., located in Los Alamitos, California.

       During 1993, the Board of Directors held 19 meetings. None of the directors attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors plus the total number of meetings of all committees of the Board of Directors on which he served that were held during 1993, except that Dr. Edwards attended 69% of such meetings.

   Director Compensation

       In addition to expenses of attendance, which are paid to all directors, directors of the Company who are not also employees of the Company are paid an annual retainer of $18,000 for their services, a fee of $850 for each Board of Directors meeting attended, and a fee of $850 for each committee meeting attended, except that directors who attend more than one committee meeting in any one day are paid the fee for a single committee meeting, and directors who attend Board or committee meetings by telephone conference are entitled to receive $425 per meeting attended. Chairmen of committees are paid an additional annual fee of $1,500. Dr. Grosh received $2,100, Mr. Gould received $2,100 and Mr. Van Leuven received $750 in fees for consulting work performed for the Company or its subsidiaries during 1993. Mr. Agocs entered into a consulting agreement with the Company for a term that commenced on January 1, 1994 and terminated on March 31, 1994. The agreement provided for monthly compensation of $10,000. Consulting fees paid to Mr. Holcombe during the period of his retirement in 1993 have been reported in the Summary Compensation Table. See "Executive Compensation - Employment Agreements" for a description of Mr. Holcombe's consulting agreement.

       The Company's Equity Incentive Plan for Outside Directors (the "Director Option Plan") provides for the grant of non-qualified stock options to directors of the Company who are not employees of the Company for up to an aggregate of 600,000 shares. Each person who was an outside director prior to July 1, 1990 was granted an option to purchase 80,000 shares of the Company's Common Stock under the Director Option Plan; each person who became or becomes an outside director after that date is entitled to be granted an option for 40,000 shares under the Director Option Plan within six months after the date on which such person is elected a director. The exercise price of each option granted under the Director Option Plan will be equal to 100% of the fair market value of a share of the Company's Common Stock on a date five business days after the option is granted. A stock option is granted to each outside director under the Director Option Plan only once, and the option vests in 25% annual increments after a one-year waiting period. To date, options for the purchase of 80,000 shares of the Company's Common Stock have been granted to four of the Company's outside directors at an exercise price of $16.1875 per share, and options for the purchase of 40,000 shares of the Company's Common Stock have been granted to another outside director at an exercise price of $10.375 per share.

   Committees of the Board of Directors

       The Board of Directors has the following committees:

       Audit Committee. The Audit Committee is comprised of not fewer than three members of the Board of Directors, all of whom must be outside directors. Its primary functions are to: (i) recommend the appointment of independent auditors and review the fees charged by them; (ii) consult with independent auditors with regard to the scope and timing of the annual audit; (iii) review the audited financial statements, audit report and management letter; (iv) consult with independent auditors and internal audit management with regard to the adequacy of internal controls; (v) consult with Company management regarding the performance and adequacy of the internal auditing staff; and (vi) perform such collateral advisory and consulting services as the Board of Directors may request or the Audit Committee deems appropriate to the purpose of maintaining sound and adequate financial reporting and auditing practices. The members of the Audit Committee are Mr. Gould, Chairman, Mr. Thacher and Dr. Grosh. During 1993, the Audit Committee held four meetings.

       Compensation Committee. The Compensation Committee is comprised of not fewer than three members of the Board of Directors, all of whom must be outside directors. Its primary functions are to: (i) recommend and approve compensation philosophy and guidelines for the Company's executive and managerial group, including the Company's chief executive officer and chief operating officer; (ii) approve an appropriate compensation level for the chief executive officer and the chief operating officer based on personal performance and responsibilities as well as compensation practices for like executives in competitive industries as well as other industries, subject to final approval of the Board of Directors; (iii) review and approve the chief executive's recommendations for the compensation of individuals in the management group, subject to final approval of the Board of Directors; (iv) perform all of the foregoing with respect to the adoption and implementation of any bonus system or a stock option plan applicable to the executive and managerial group; (v) review and advise the Board of Directors on management succession planning; and
   (vi) perform such collateral advisory and consulting services as the Board of Directors may request or the Compensation Committee deems appropriate to its stated purposes. The members of the Compensation Committee are Dr. Grosh, Chairman, Dr. Edwards and Mr. Van Leuven. During 1993, the Compensation Committee held nine meetings.

       Executive Committee. The Executive Committee is comprised of not fewer than three members of the Board of Directors, one of whom must be the Chairman of the Board and the majority of whom must be outside directors. Its function is to act on behalf of the full Board of Directors between Board meetings, and it has commensurate authority to so act by majority vote. The Executive Committee does not have the power to amend the Certificate of Incorporation, amend the By-Laws, declare dividends, issue stock, or authorize or recommend to the stockholders the merger or dissolution of the Company. Likewise, the Executive Committee does not have the power to sell, lease or exchange all or substantially all of the property and assets of the Company or to recommend such action to the stockholders. The members of the Executive Committee are Mr. Holcombe,

   Chairman, Mr. Gould and Dr. Edwards. During 1993, the Executive Committee held no meetings.

       Nominating Committee. The Nominating Committee is comprised of not fewer than three members, one of whom shall be the Chairman of the Board of Directors. Its primary functions are to: (i) recommend to the Board of Directors individuals to fill Board vacancies; (ii) develop specifications and criteria for Board membership; (iii) consider and advise the Board of Directors on matters relating to the composition and organization of the Board of Directors, including the formation, composition and function of committees of the Board; and (iv) perform such collateral advisory and consulting services as the Board of Directors may request or the Nominating Committee deems appropriate to its stated purposes. The members of the Nominating Committee are Mr. Holcombe, Chairman, Dr. Edwards and Mr. Thacher. During 1993, the Nominating Committee held no meetings.

       Pension and Benefits Committee. The Pension and Benefits Committee is comprised of not fewer than three members. Its primary functions are to:
   (i) undertake studies with Company employees or outside consultants to determine the competitiveness of Company benefit plans as to content and cost; (ii) make recommendations to the Board of Directors and management, as appropriate, as to amendments, discontinuations and initiations of benefit plans; (iii) independently, or with the cooperation of the Audit Committee, maintain an active level of knowledge as to the funding status of the various pension plans of the Company as well as the performance of the investment mediums for those plans; and (iv) perform such collateral advisory and consulting services as the Board of Directors may request or the Pension and Benefits Committee deems appropriate to its stated purposes. The members of the Pension and Benefits Committee are Mr. Thacher, Chairman, Mr. Van Leuven and Mr. Agocs. During 1993, the Pension and Benefits Committee held one meeting.

       The Board of Directors may from time to time by resolution create such other committees for such purposes and with such powers and duties as the Board of Directors prescribes by resolution.

                             EXECUTIVE COMPENSATION
   Compensation Committee Report on Executive Compensation

       The Compensation Committee of the Company's Board of Directors (the "Committee") has furnished the following report on compensation with respect to executive officers as defined under the rules of the Securities and Exchange Commission.

       The Committee is comprised of non-employee directors of the Company listed in this report. No member of the Committee has any insider or interlocking relationship with the Company, as these terms are defined in applicable rules and regulations of the Securities and Exchange Commission. The Committee is responsible for developing and recommending the Company's executive compensation principles, policies and programs to the Board of Directors. In addition, the Committee recommends to the Board of Directors on an annual basis the compensation to be paid to the Chief Executive Officer (the "CEO") and, with advice from the CEO, to each of the other executive officers of the Company, including the executive officers named in the Summary Compensation Table of the proxy statement (the "Named Executives").

       The Committee works with an outside compensation consultant and supports its compensation decisions by analysis of published surveys and periodic special studies.

    Compensation Philosophy

       This report reflects the Company's compensation philosophy as adopted by the Committee and endorsed by the Board of Directors. The Company's compensation programs have been designed to provide its executive officers with market competitive salaries and the opportunity to earn incentive compensation related to performance expectations approved by the Board. The objectives of the Company's executive compensation program, as developed by the Committee and subject to periodic review, are to:

       * Support an overall pay-for-performance policy based on corporate, business unit and individual performance.

       * Motivate executives to achieve short-and long-range business objectives and reward them for their achievement.

       * Establish benchmark salary ranges and incentive opportunities at the median level based on a comparison framework of diversified manufacturing companies and general industry.

       * Significantly vary annual incentive compensation payments based on performance in relation to the performance expectations identified annually by the Board.

       * Provide stock ownership opportunity based on competitive levels and stock price performance to align the interests of executives with the long-term interests of stockholders.

       Recently enacted Section 162(m) of the Internal Revenue Code (the "Code") precludes tax deductions for compensation paid in excess of $1 million to Named Executives unless certain conditions are met. Based on current pay levels and the design of existing compensation plans, the Committee believes that the Company's tax deductions for such compensation will not be materially affected by this Code section.

    Pay Positioning

       The Committee's executive compensation program is constructed to provide an opportunity for compensation, through the three components described below, that varies with performance relative to a performance index. The performance index is made up of diversified manufacturing and general industry companies of comparable size, business characteristics, markets and complexity. The "S&P Manufacturing (Diversified Industrials) Index" is the peer performance index for stock price performance. Competitive levels of pay for the compensation comparison framework are provided by compensation consultants and published surveys. The compensation comparison framework includes some, but not all, of the companies in the performance index. The Committee believes the compensation comparison framework appropriately provides a basis for comparison of executive pay.

       Total pay is sufficiently variable so that performance that is above targeted performance, as approved annually by the Board, will result in pay that is above median levels of total compensation and performance that is below targeted levels will result in pay that is below median levels of total compensation.

    Pay Mix and Measurement For Executive Officers

       The compensation of executives of the Company includes (i) base salary, (ii) annual incentive cash bonuses ("Executive Incentive Compensation"), and (iii) long-term incentive compensation in the form of stock equity awards under the Company's 1987 Equity Incentive Plan for Key Employees ("Equity Incentive Plan"). In general, the proportion of an executive's compensation which is Executive Incentive Compensation increases with the level of responsibility of the officer. Executive officers also receive various benefits, including life, medical, disability and pension plans, similar to those generally available to all employees of the Company.

    Base Salaries

       The Committee seeks to set base salaries for the Company's executive officers at levels that are competitive with median levels for executives with comparable roles and responsibilities within the comparison framework. The Company maintains an executive salary administration program which uses external and internal comparisons to set salary ranges around these median levels.

       Individual executive officer salaries are reviewed annually by the Committee, which may approve increases from time to time based on individual performance and positioning within the salary range.

       Base salary increases were last granted on January 1, 1993 to certain executive officers reporting to the CEO. As part of the Company's cost reduction program, each such executive officer thereafter took a voluntary 10% reduction in salary for six months in 1993, and further base salary increases for this group have been deferred pending improvement in the Company's financial condition.

    Executive Incentive Compensation

       The Committee administers an annual cash incentive program for executive officers, as well as other management employees. Executive officers are designated by the Company's Board of Directors and are categorized as follows: (i) corporate executives, (ii) group executive vice presidents who are each responsible for a major business segment and
   (iii) group vice presidents responsible for a subgroup of related divisions.

       Each year the Committee recommends to the Company's Board of Directors an aggregate target cash bonus amount for incentive-eligible executive officers. Target bonus amounts are established for executive officers and reflect approximate median levels of the comparison framework companies. Actual awards vary from each target bonus amount for executive officers based on financial performance of the Company or financial performance of their respective operating group or subgroup, as applicable, when compared to goals established by the Committee and approved by the Board of Directors. For fiscal 1993, incentive bonus awards for corporate executives were based 50% on achieving corporate operating income before interest and taxes ("IBIT") levels and 50% on achieving corporate net income levels compared to threshold, target, and maximum levels for each measure as approved by the Board. Incentive bonus awards for group executive vice presidents were based 60% on achieving applicable group IBIT levels and 40% on achieving corporate IBIT and net income levels for each measure as approved by the Company's Board of Directors. Threshold performance levels are approximately 90% of target levels of performance for both corporate and major group performance. Subgroup incentive bonus awards were based 100% on achieving applicable division IBIT target levels, with threshold performance generally set at 80%.

       Based on actual 1993 results, no corporate executive officer received an incentive bonus because the threshold level for corporate performance was not achieved for either IBIT or net income. Incentive awards were paid to one group executive vice president and to one group vice president based on exceeding applicable performance thresholds. No amount of the bonus award was based on corporate results because the corporate thresholds were not exceeded. No other group executive vice president or group vice president received incentive bonus awards based on applicable group or subgroup performance.

    Equity Incentive Plan

       The Equity Incentive Plan authorizes the Committee to award stock options (both non-qualified and incentive options), stock appreciation rights, and restricted stock or restricted stock unit awards to key executives.

       Stock option and restricted stock grants are designed to align the long-term interests of the Company's executives with those of its stockholders by directly linking executive pay to stockholder return. Since the adoption of the Equity Incentive Plan, non-qualified options have been granted from time to time, including during 1993, at not less than fair market value or repriced at fair market value on the date of grant. Both the size of such grants and the proportion relative to the total number of option shares granted are a function of the recipient's level of responsibility within the Company, stock option (and/or long-term incentive) grants provided to comparable executives within the comparison framework companies, and the judgment of the Committee.

    Repriced Options

       During 1993, the Board of Directors also approved the repricing of certain previously granted options under terms and conditions described below in a separate report accompanying the Ten-Year Option Repricing Table.

    Chief Executive Officer Compensation

       The principles guiding compensation for the CEO are the same as those set forth for other executive officers.

       Mr. Holcombe returned from retirement as CEO in December 1992 at his previous annual salary rate of $550,000 to oversee the financial restructuring program and recruit a successor. He did not receive any incentive compensation or equity incentive awards in 1993. Mr. Holcombe retired again in November 1993 following the election of Mr. Farrar as CEO in September 1993.

       Mr. Farrar's employment agreement includes a base salary rate of $500,000 per year, which he received for the months of his employment in 1993. He was not eligible for incentive compensation in 1993. Consistent with the Board's desire to link Mr. Farrar's compensation to the Company's long-term performance and stockholder value, three different grants were made under the Equity Incentive Plan, as follows:

           1. A ten-year option for 100,000 shares, which vests in 25% increments at the end of the first, second, third and fourth years of employment.

           2. A ten-year option for 50,000 shares, which vests five years after the date of grant, i.e., September 1, 1998, but only if and when the per share market price of the Company's Common Stock has reached at least $10 on any one day during the period September 1, 1998 through October 30, 1998. Otherwise, Mr. Farrar must wait until 9.5 years after the date of grant before the options fully vest and become exercisable.

           3. A ten-year restricted stock award of 30,000 shares, under which the restrictions will initially lapse five years after the initial date of grant, but only if and when the per share market price of the Company's Common Stock has reached at least $12 per share and remains at or above that level for a period of at least 30 consecutive days during the two years after the fifth anniversary of the grant. Otherwise, Mr. Farrar must remain an employee of the Company and wait until the tenth anniversary of the grant before the stock vests and restrictions lapse.

       Starting in 1994, Mr. Farrar will also be eligible for incentive compensation and additional stock options in accordance with principles set forth above with respect to other executive officers.

                                         Submitted by the Compensation
                                         Committee
                                         of the Company's Board of Directors:

                                         Richard J. Grosh, Chairman
                                         James B. Edwards
                                         Arthur B. Van Leuven

   Performance Graph

       The following graph sets forth a comparison of five-year cumulative total return among the Company, the S&P 500 Index and the S&P Manufacturing (Diversified Industrials) Index. The comparison of total return on investment (change in year-end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on December 31, 1988 in each of the Company, the S&P 500 Index and the S&P Manufacturing (Diversified Industrials) Index.

               Comparison of Five-Year Cumulative Total Return

                         Among Imo Industries Inc.,
                         the S&P 500 Index, and the
              S&P Manufacturing (Diversified Industrials) Index

$200  --------------------------------------------------------------------*|
      -|                                                                   |
      -|                                                       *          @|
      -|                                         *                         |
      -|                                                                   |
 150  -|-------------------------------------------------------@-----------|
      -|                                         @                         |
      -|             *                                                     |
      -|                           *                                       |
      -|             @             @                                       |
 100  -|*@&----------------------------------------------------------------|
      -|                                                                   |
      -|             &                                                     |
      -|                                                                   |
      -|                           &             &                        &|
  50  -|-------------------------------------------------------------------|
       |                                                       &           |
       |                                                                   |
       |                                                                   |
       |                                                                   |
   0  -|-------------|-------------|-------------|-------------|-----------|
     1988           1989          1990          1991          1992        1993


        * = S&P 500       @ = S&P Manufacturing     & = Imo Industries Inc.

       The following table sets forth certain information with respect to compensation paid or accrued by the Company during each of the three fiscal years ended December 31, 1993, December 31, 1992 and December 31, 1991 to the chief executive officers of the Company and the other four most highly compensated executive officers of the Company who served in 1993.

                           Summary Compensation Table

                                                                                  Long-Term Compensation
                                                                              -------------------------------
                                                                                          Awards
                                                                              -------------------------------
                                                                                                  Securities
                                                      Annual Compensation     Restricted Stock    Underlying     All Other
                                              ------------------------------------------------------------------------------------
   Name and Principal Position ...........    Year      Salary($)    Bonus($)       Awards($)      Options(#)   Compensation($)(1)
                                              ------------------------------------------------------------------------------------
   Donald K. Farrar(2) ...................    1993    $151,282    $      0        $221,250(3)      150,000          $    390
   Chief Executive Officer
   and President

   William J. Holcombe(4) ................    1993     430,833           0           -                -              100,866
   Chairman, Chief Executive Officer          1992     412,500           0           -                -              156,996
   and President                              1991     550,000     400,000           -                -

   John J. Carr ..........................    1993     228,000      22,000           -              25,000             1,123
   Executive Vice President                   1992     225,000      53,200           -                -                4,596
                                              1991     210,000      35,000           -                -

   Stephen F. Agocs(5) ...................    1993     220,000           0           -                -                  686
   Executive Vice President                   1992     121,955           0           -                -               92,589
                                              1991     225,000      25,000           -                -

   William M. Brown(6) ...................    1993     218,500           0           -              39,570            51,076(8)
   Executive Vice President                   1992     105,000      40,000           -              30,000(7)         50,491(8)
   and Chief Financial Officer

   J. Dwayne Attaway .....................    1993     213,750           0           -              37,049             1,053
   Executive Vice President                   1992     215,000           0           -               4,000(7)          5,138
                                              1991     200,000      55,000           -                -


- ----------
   (1) This column includes Company-paid life insurance premiums. Life insurance premiums paid by the Company in 1993 on behalf of such persons were as follows: Mr. Farrar, $390; Mr. Holcombe, $4,499; Mr. Carr, $1,123; Mr. Agocs, $686; Mr. Brown, $1,076; and Mr. Attaway, $1,053. The Company did not make matching contributions to the Company's Employees Stock Savings Plan in 1993.

   (2) Mr. Farrar joined the Company as Chief Executive Officer and President in September 1993.

   (3) Mr. Farrar's restricted stock award has a performance-based acceleration of vesting feature designed to further align Mr. Farrar's interests with those of the stockholders. The restrictions terminate on September 13, 2003. If the per share price of the Company's Common Stock reaches at least $12 and remains at or above that level for 30 consecutive days at any time during the period September 13, 1998 through September 13, 2000, the restricted stock would become vested at such time. Any dividends paid on the shares of restricted stock during the restriction period will be paid to Mr. Farrar. The 30,000 shares of restricted stock held by Mr. Farrar had a value of $277,500 at December 31, 1993 based on the closing price of $9.25 per share for the Company's Common Stock on that date.

   (4) Effective September 13, 1993, Mr. Holcombe resigned from his position as an officer of the Company and retired on November 1, 1993. During the period of his retirement in 1993 he received consulting fees of $91,667 pursuant to his contract with the Company, and directors' fees of $4,700, which amounts are shown above under "All Other Compensation." Upon his retirement, Mr. Holcombe also received payments accrued under the Company's defined benefit pension plan and supplemental executive retirement plan.

   (5) Mr. Agocs retired as an employee of the Company on January 1, 1994.

   (6) Mr. Brown joined the Company as Executive Vice President and Chief Financial Officer in June 1992.

   (7) The options granted in 1992 were replaced in 1993 with repriced options. The repriced options are included in the 1993 share amounts set forth in this column. See "Ten-Year Option Repricings."

   (8) These amounts include special payments made to Mr. Brown based on the terms of his employment agreement, including $50,000 upon entry into employment and an additional $50,000 one year later.

       The following table sets forth information with respect to options granted to the persons named in the Summary Compensation Table above during the fiscal year ended December 31, 1993.

                       Option Grants in Last Fiscal Year

                                          Individual Grants
  -------------------------------------------------------------------------------------
                                           Number of      % of Total
                                           Securities      Options
                                           Underlying     Granted to     Exercise or
                                            Options      Employees in    Base Price     Expiration        Grant Date
                   Name                    Granted(#)    Fiscal Year       ($/Sh)          Date       Present Value($)(1)
  -----------------------------------------------------------------------------------------------------------------------
   Donald K. Farrar ...................     100,000          13.0%         $7.3750        9/13/03          $274,000
                                             50,000(2)        6.5           7.3750        9/13/03           137,000
   William J. Holcombe ................           0           -               -             -                 -
   John J. Carr .......................      25,000           3.2           7.3750       11/16/03            68,500
   Stephen F. Agocs ...................           0           -               -             -                 -
   William M. Brown ...................      21,570(3)        2.8           7.3750        7/28/02            53,546
                                             18,000           2.3           7.3750       11/16/03            49,320

   J. Dwayne Attaway ..................       2,984(3)         .4           7.3750        2/25/02             7,110
                                              4,265(3)         .6           7.3750       12/14/00             9,144
                                              9,800(3)        1.3           7.3750       12/19/99            18,849
                                             20,000           2.6           7.3750       11/16/03            54,800

- ----------
   (1) The Company hired an outside advisor to value its stock options based upon the Black-Scholes model, a widely used and accepted formula for valuing traded stock options. Actual increase in value will occur directly with appreciation of the per share market price of the Company's Common Stock as stockholders' return on investment increases. There is no gain to the executives, however, if the per share market price of the Company's Common Stock does not increase or declines. The following assumptions were used to calculate the Black-Scholes value: a ten-year option term, 39.37% stock price volatility, 6.5% risk-free rate of return, annual dividend yield of 3.03% and an exercise price equal to stock price on the date of grant of $7.375. The advisor has used the historical annual dividend yield and stock price volatility rate as assumptions for the Black-Scholes model. These are not projections, and therefore there is no guarantee that these assumptions will be the actual annual dividend yield or stock price volatility rate over the next 10 years.

   (2) Mr. Farrar's option grant has a performance-based acceleration of vesting feature designed to align Mr. Farrar's interests with those of the stockholders. The option will become exercisable commencing on March 13, 2003. If the per share market price of the Company's Common Stock has reached at least $10 on any one day during the performance period beginning on September 1, 1998 and ending on October 30, 1998, however, the options will become exercisable immediately commencing on such date. Due to the length of Mr. Farrar's vesting period, the

       Black-Scholes value of this grant has been discounted by 10% to reflect the increased risk of forfeiture. The risk-of-forfeiture discount is related to a general industry rate of turnover in executive management positions.

   (3) Options granted represent options that were replaced. See "Ten-Year Option Repricings" table below.

       The following table sets forth information with respect to options held at December 31, 1993 by the persons named in the Summary Compensation Table above.

                         Fiscal Year End Option Values

                                                   Number of Securities            Value of Unexercised
                                                  Underlying Unexercised           In-the-Money Options
                                                   Options at FY-End(#)                at FY-End($)
                                               -------------------------------------------------------------
                     Name                      Exercisable    Unexercisable    Exercisable    Unexercisable
   ---------------------------------------------------------------------------------------------------------
   Donald K. Farrar........................         -            150,000           -            $281,250
   William J. Holcombe ....................      150,000            -           $225,000           -
   John J. Carr ...........................       40,000          25,000          90,000          46,875
   Stephen F. Agocs .......................       20,000            -             45,000           -
   William M. Brown .......................         -             39,570           -              74,194
   J. Dwayne Attaway.......................         -             37,049           -              69,467

   Compensation Committee Report on Repricing of Stock Options

       On August 17, 1993, the Committee recommended and the Board approved a replacement of certain stock options granted under the Equity Incentive Plan. This program was authorized to help fulfill several important objectives of the Company's executive compensation program - motivation to achieve long-range objectives, retention of executives and alignment of management/stockholder interests.

       With respect to the three components of the executive compensation program, the Committee believes that the base salary and annual incentive components are fulfilling their intended roles. However, the long-term portion of the pay package was viewed by the Committee as being deficient in its intended role because the number of option shares held by executives was well below competitive levels and most previously granted options were priced significantly above current market value. The Committee believed this condition was not in the Company's best interests. To address this, the Board, in addition to granting new options to executives, approved a repricing arrangement that offered all eligible optionees the opportunity to surrender original options having an exercise price of greater than $10.00 in return for a significantly lesser number of replacement options at the August 17, 1993 market price of $7.375. The expiration dates and vesting provisions of the replacement options remained the same as the original options; however, in no event may a replacement option be exercised until the market price of the underlying shares reaches or exceeds $10 per share for a period of 30 consecutive days.

       Under the repricing program, 121 employees, including two of the named executive officers, received options to purchase an aggregate of 267,257 shares of Common Stock in cancellation of options to purchase an aggregate of 468,000 shares of Common Stock. A Black-Scholes ratio value was used to determine the appropriate number of replacement shares offered to each holder. The result was a replacement of approximately 57% of the 468,000 shares purchasable under the replaced options, with the balance of the shares being surrendered and becoming available for reuse under the Equity Incentive Plan.

       The Committee believes the repricing has helped to restore the role of the Equity Incentive Plan as a key component of the Company's executive compensation program.

                                           Submitted by the Compensation
                                           Committee
                                           of the Company's Board of
                                           Directors:


                                           Richard J. Grosh, Chairman
                                           James B. Edwards
                                           Arthur E. Van Leuven

                         Ten-Year Option Repricings (1)

                                                                                                   Length of
                                       Number of         Market                                     Original
                                      Securities         Price          Exercise                  Option Term
                                      Underlying      of Stock at       Price at                  Remaining at
                                        Options         Time of         Time of         New         Date of
                                      Repriced or     Repricing or    Repricing or    Exercise    Repricing or
          Name             Date      Amended(#)(2)    Amendment($)    Amendment($)    Price($)     Amendment
    -----------------------------------------------------------------------------------------------------------
   J. D. Attaway          8/17/93        4,000           $7.375         $11.625        $7.375     8 yrs  6 mos
     Executive Vice                      5,000            7.375          10.375         7.375     7 yrs  3 mos
     President                          20,000            7.375          15.875         7.375     6 yrs  4 mos

   T. J. Bird             8/17/93        5,000            7.375          12.000         7.375     8 yrs 11 mos
     Senior Vice                         2,000            7.375          10.375         7.375     7 yrs  3 mos
     President,
     General Counsel
     and Secretary

   W. M. Brown            8/17/93       30,000            7.375          12.000         7.375     8 yrs 11 mos
     Executive Vice
     President
     and Chief
     Financial Officer

   R. A. Derr, II         8/17/93        2,000            7.375          10.375         7.375     7 yrs  3 mos
     Vice President                      6,000            7.375          15.875         7.375     6 yrs  4 mos
     and Corporate                       4,000            7.375          19.625         7.375     5 yrs  8 mos
     Controller

   G. M. Dobson           8/17/93        1,000            7.375          11.875         7.375     8 yrs  1 mth
     Vice President                      1,000            7.375          10.375         7.375     7 yrs  8 mos
     and Treasurer

   B. Lewis               8/17/93        5,000            7.375          10.375         7.375     7 yrs  3 mos
     Executive Vice                     20,000            7.375          16.1875        7.375     4 yrs  6 mos
     President

   R. A. Pennycook        8/17/93        4,000            7.375          11.875         7.375     8 yrs  1 mth
     Group Vice                          4,000            7.375          10.375         7.375     7 yrs  3 mos
     President                           6,000            7.375          19.625         7.375     5 yrs  8 mos
                                         4,000            7.375          20.375         7.375     4 yrs 11 mos

   G. E. Walker           8/17/93        5,000            7.375          11.875         7.375     8 yrs  1 mth
     Executive Vice                      4,000            7.375          10.375         7.375     7 yrs  3 mos
     President                          10,000            7.375          19.625         7.375     5 yrs  8 mos



- ----------
   (1) The Board of Directors approved an offer to executives with outstanding stock options that had exercise prices significantly above the current market price, providing them with the opportunity to receive a reduced number of new stock options in exchange for the cancellation of outstanding options. To ensure the exchange ratio was equitable and appropriate, an outside advisor was asked to establish conversion ratios for this exchange. See "Compensation Committee Report on Repricing of Stock Options" above. The outside advisor recommended using the Black-Scholes model to establish the conversion ratios. Pursuant to the foregoing, outstanding option grants of executives who accepted the offer were converted to new grants. In each case, the new grant will expire at the same time as the outstanding grant that was converted. Further, the new stock options may not be exercised unless the per share market price of the Company's Common Stock equals or exceeds $10 per share for 30 consecutive days before the options expire. For this reason, the conversion ratio takes into account both the Black-Scholes value of each new grant in addition to the probability that the new grant will not reach maturity before the stock price reaches or exceeds $10 per share for 30 consecutive days. The following assumptions were used to calculate the Black-Scholes value: 10-year option term, 39.37% stock price volatility, 6.5% risk-free rate of return, annual dividend yield of 3.03%, and an exercise price equal to market price on the date of grant of $7.375. The Company has used the historical annual dividend yield and stock price volatility rate as assumptions for the Black-Scholes model. These are not projections, however, and therefore there is no guarantee that these assumptions will represent the actual annual dividend yield or stock price volatility rates during the next
       8.7 years.

   (2) The number of shares underlying the options for each person named in the above table were also reduced as part of the repricings that occurred in 1993. The number of shares resulting from the repriced options are as follows: Mr. Attaway, 2,984 shares, 4,265 shares and 9,800 shares, respectively; Mr. Bird, 3,595 shares and 1,706 shares, respectively; Mr. Brown, 21,570 shares; Mr. Derr, 1,706 shares, 2,940 shares and 1,288 shares, respectively; Mr. Dobson, 853 shares and 736 shares, respectively; Mr. Lewis, 4,265 shares and 7,740 shares, respectively; Mr. Pennycook, 2,944 shares, 3,412 shares, 1,932 shares and 1,044 shares, respectively; and Mr. Walker, 3,680 shares, 3,412 shares and 3,220 shares, respectively.

   Employment Agreements

       William J. Holcombe has an agreement with the Company for a term that ends on September 1, 1994. The agreement, as amended, provides for annual compensation of not less than $550,000 that was initially paid as employment compensation until November 1, 1993 and thereafter as consultant compensation. Mr. Holcombe consented to a voluntary 10% salary reduction from January through June 1993. Under the agreement, Mr. Holcombe became a consultant to the Company upon his retirement on November 1, 1993, with compensation continuing at the rate provided in the agreement until the expiration of its term. Furthermore, the agreement provides that if the Company breaches its obligations under the agreement, the Company will be obligated to pay an amount determined under the agreement that in no event may be less than 2.99 multiplied by Mr. Holcombe's then applicable basic annual compensation. The agreement also provides that during the term of the agreement, the Company and the Board of Directors will include Mr. Holcombe in any list of nominees for election as directors that may be recommended to the stockholders and to use their best efforts, consistent with their fiduciary responsibilities to cause his election and retention as a member of the Company's Board of Directors.

       Donald K. Farrar has an employment agreement with the Company for a term that ends on August 31, 1995. The agreement provides for annual compensation of not less than $500,000. Pursuant to the agreement, Mr. Farrar received grants of non-qualified options under the Equity Incentive Plan for 100,000 shares and 50,000 shares, plus a 30,000-share restricted stock award under this plan. The exercisability of 50,000 and 30,000 share grants is subject to the attainment of a certain per share price levels by the Company's Common Stock during defined periods. The employment agreement further provides that if, during the term of the agreement, the Company terminates Mr. Farrar's employment without good cause, the Company will be obligated to pay monthly for the remaining period of the agreement, a sum equal to the highest monthly salary rate paid to Mr. Farrar under the agreement, provided such payments shall continue for not less than twelve months.

       William M. Brown has an employment agreement with the Company for a term that ends on June 22, 1994. The agreement provides for annual compensation of not less than $210,000, incentive compensation of not less than $40,000 for 1992, and special payments of $50,000 in 1992 and 1993. The employment agreement further provides that if, during the term of the agreement, the Company terminates Mr. Brown's employment without good cause, the Company will be obligated to pay monthly for the remaining period of the agreement, a sum equal to the highest monthly salary rate paid to Mr. Brown under the agreement, provided such payments shall continue for not less than twelve months.

       The Company has termination agreements with various executive officers of the Company, including Messrs. Farrar, Carr, Brown and Attaway, in order to reinforce and encourage the continued dedication and attention of such persons to their assigned duties without distractions arising from a potential change in control. The termination agreements are operative upon the occurrence of a "change in control" of the Company, which would be deemed to occur if (i) any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding securities, (ii) individuals who constituted the Board of Directors of the Company at the beginning of the term of such agreement, including any new director whose election or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the term of such agreement or their successors cease, for any reason, to constitute a majority thereof or (iii) more than 50% of the assets of the Company, including the business for which such executive's services are principally performed, are disposed of by the Company pursuant to a partial or complete liquidation of the Company, a sale of assets or otherwise. As part of the termination agreements, each executive has agreed that, subject to the terms of his termination agreement, in the event of a "potential change in control" of the Company the executive will remain in the employ of the Company or its subsidiaries during the pendency of any such "potential change in control" and for a period of one year after the occurrence of an actual "change in control." A "potential change in control" would be deemed to occur if (i) the Company enters into an agreement, the consummation of which would result in a "change in control" of the Company, (ii) any person, including the Company, publicly announces an intention to take or to consider taking actions which if consummated would constitute a "change in control" or (iii) the Board of Directors adopts a resolution to the effect that a "potential change in control" has occurred. If an executive's employment is terminated within three years of a change in control (i) by the Company other than for cause, retirement or disability or (ii) by the executive for "good reason," the executive will be entitled to a lump sum payment equal to
   2.99 times his average taxable compensation from the Company during the five fiscal years of the Company immediately preceding the change in control, as well as bonuses declared but not yet paid, amounts in settlement of outstanding stock options, a lump sum payment of certain retirement benefits and continuing life, disability, accident and health insurance coverage for a three-year period after such termination. "Good reason" is broadly defined in the agreements to include any change in duties or responsibilities, reduction in compensation or benefits or relocation. The agreements, however, provide that no amount is to be paid to any person which would result in such a payment being subject to an excise tax under the Code and being nondeductible by the Company for federal income tax purposes. If the employment of all of the above-named executive officers were to be terminated under circumstances requiring payments under such agreements, such officers would currently be entitled to receive approximately $3,822,100.

   Pension Plans

       The following table shows the estimated maximum annual retirement benefits payable to a covered participant under the Imo Industries Inc. U.S. Salaried Plan (the "Salaried Plan") and under a non-qualified supplemental executive retirement plan (the "Supplemental Plan"), which provides benefits that would otherwise be denied to participants by reason of certain Code limitations on qualified plan benefits, upon normal retirement at December 31, 1993 after selected periods of service (collectively referred to hereinafter as the "Salaried Pension Plans"). Benefits were calculated assuming participants and their spouses elect a straight-life annuity rather than a joint and survivor or other form of annuity, in which case benefits would generally be lower than shown in the table. Benefits are not subject to any deduction for Social Security or other offset amounts.

                               Pension Plan Table

                                  Years of Service
     Final      -------------------------------------------------------------
    Average
    Earnings    10 Years  15 Years   20 Years   25 Years  30 Years   35 Years
                --------------------------------------------------------------
   $  100,000   $ 16,518  $ 24,777   $ 33,036   $ 41,295  $ 44,839   $ 48,383
      150,000     25,518    38,277     51,036     63,795    69,339     74,883
      200,000     34,518    51,777     69,036     86,295    93,839    101,383
      250,000     43,518    65,277     87,036    108,795   118,339    127,883
      300,000     52,518    78,777    105,036    131,295   142,839    154,383
      350,000     61,518    92,277    123,036    153,795   167,339    180,883
      400,000     70,518   105,777    141,036    176,295   191,839    207,383
      450,000     79,518   119,277    159,036    198,795   216,339    233,883
      500,000     88,518   132,777    177,036    221,295   240,839    260,383
      600,000    106,518   159,777    213,036    266,295   289,839    313,383
      700,000    124,518   186,777    249,036    311,295   338,839    366,383
      800,000    142,518   213,777    285,036    356,295   387,839    419,383
      900,000    160,518   240,777    321,036    401,295   436,839    472,383
    1,000,000    178,518   267,777    357,036    446,295   485,839    525,383
    1,100,000    196,518   294,777    393,036    491,295   534,839    578,383

       Final average earnings are based upon the highest five consecutive years of compensation during the participant's last ten years of service. The annual compensation taken into account under the Salaried Pension Plans is the monthly salary in effect on January 1 of each year multiplied by 12 (or, if fewer, the number of months of employment in that year), plus the amount of any bonus earned during the previous year. This compensation differs from the annual compensation set forth in the Summary Compensation Table, which includes bonuses earned in the same salary year. With respect to the year ended December 31, 1993, covered compensation under the Salaried Plan for the persons named in the Summary Compensation Table did not differ by more than 10% from their respective annual compensation shown in such table except for the following persons: Mr. Brown, $320,000; and Mr. Carr, $293,200.

       As of December 31, 1993, the persons named in the Summary Compensation Table had the following years of benefit service as defined under the Salaried Pension Plans: Mr. Agocs, 28 years; Mr. Carr, 26.1 years; Mr. Brown, 1.4 years; and Mr. Attaway, 16.8 years. Upon Mr. Holcombe's retirement in November 1993, he received a distribution under the Company's Supplemental Plan.

       While the Company was a wholly owned subsidiary of Transamerica Corporation, the Company's employees participated in the Pension Plan for Salaried U.S. Employees of Transamerica Corporation and Affiliates (the "Transamerica Pension Plan"). The Transamerica Pension Plan provides that employees of the Company will continue to vest in their benefits accrued prior to December 31, 1986, as calculated under the Transamerica Pension Plan, taking into account only benefit service credited and compensation earned prior to December 31, 1986, and will continue to receive credit toward the service requirement for subsidized early retirement benefits and pre-retirement death benefits, based upon their service with the Company after December 31, 1986. Accrued benefits under the Salaried Plan will be offset by any vested benefits under the Transamerica Pension Plan.

       The benefits shown in the Pension Plan Table do not reflect the applicable limitations imposed by Sections 415 and 401(a)(17) of the Code. Benefits payable pursuant to the Salaried Pension Plans are restricted in accordance with the limitations of Sections 415 and 401(a)(17) of the Code; however, the Company maintains the Supplemental Plan under which the Company makes supplemental pension payments to employees whose benefits under the Salaried Plan are reduced by the limitations imposed under
   Section 415 and 401(a)(17) of the Code. The Company is responsible for all liabilities with respect to supplemental benefit payments accrued by employees of the Company. In July 1991, the Company's Board of Directors approved the establishment of a grantor trust (the "Trust") under
   Section 671 of the Code. The purpose of the Trust is to meet the Company's obligations to pay benefits to those entitled thereto under the Supplemental Plan. Pursuant to the terms of the Trust, the Company will from time to time irrevocably transfer to the Trust assets that will be held in the Trust, subject to the claims of the Company's creditors, until paid to participants and beneficiaries of the Supplemental Plan in accordance with the terms of the Supplemental Plan. During fiscal 1993, the Company transferred $47,917 to the Trust.

                        ELECTION OF INDEPENDENT AUDITORS

       Unless instructed to the contrary, it is intended that votes will be cast pursuant to the proxies for the election of Ernst & Young as the Company's independent auditors for its 1994 fiscal year. Election of Ernst & Young will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting.

       Representatives of Ernst & Young will attend the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to any appropriate questions presented by stockholders at the Annual Meeting.

                                 ANNUAL REPORT

       A copy of the Company's Annual Report for its fiscal year ended December 31, 1993 is being mailed to the Company's stockholders with this Proxy Statement.

                             STOCKHOLDER PROPOSALS
                            FOR 1995 ANNUAL MEETING

       Any stockholder who, in accordance with and subject to the provisions of the proxy rules of the Securities and Exchange Commission, wishes to submit a proposal for inclusion in the Company's proxy statement for its 1995 Annual Meeting of Stockholders must deliver such proposal in writing to the Secretary of the Company at the Company's principal executive offices at 3450 Princeton Pike, Lawrenceville, New Jersey 08648, not later than December 19, 1994.

                                 OTHER MATTERS

       The Board of Directors does not know of any matters to be presented for consideration other than the matters described in the Notice of Annual Meeting, but if any matters are properly presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgment.

                                         By Order of the Board of Directors,



                                         /s/ THOMAS J. BIRD
                                         -------------------------------
                                         THOMAS J. BIRD,
                                         Senior Vice President,
                                         General Counsel and Secretary

   Date: April 18, 1994

                            IMO INDUSTRIES INC.
                                   PROXY

          ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 24, 1994

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints Thomas J. Bird and David C. Christensen and each or either of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Imo Industries Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the offices of Duane, Morris & Heckscher, 1650 Market Street, 42nd Floor, Philadelphia, Pennsylvania, on Tuesday, May 24, 1994 at 10 a.m. and at any adjournment thereof, as shown on the voting side of this card.



                                                   __________________

                                                      SEE REVERSE
                                                          SIDE
                                                   __________________

/ X /  Please mark your votes as in this example

This proxy will be voted as specified. If a choice is not specified, this proxy will be voted FOR the nominees for Class II Directors and FOR Proposal 2.

1. Election of all Nominees for Class II Directors listed hereon

                        FOR         WITHHELD
                      /   /          /   /

For all nominees listed hereon, except vote withheld from the following Nominee(s):

________________________________________________________________________

Nominees:       James B. Edwards
                Carter P. Thacher

2. PROPOSAL TO ELECT ERNST & YOUNG as the independent public accountants for the Company's 1994 fiscal year. The Board of Directors recommends a vote FOR this Proposal.

                        FOR         AGAINST      ABSTAIN
                      /   /          /   /        /   /

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof.

                      This proxy should be dated, signed by the stockholder exactly as his name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

                      Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                      ________________________________________________________

                      ________________________________________________________
                          SIGNATURE(S)                             DATE